Exhibit 3.6

VIRAL GENETICS, INC.
CERTIFICATE OF DESIGNATION
OF
SERIES A PREFERRED STOCK

(Pursuant to Section 151 of the Delaware General Corporation Law)

Viral Genetics, Inc., a Delaware corporation (the "Corporation"), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation (the "Board of Directors") by Article Four of the Corporation's Certificate of Incorporation (the "Certificate of Incorporation") and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, the following resolution was duly adopted by the Board of Directors on April 28, 2009:

RESOLVED, The Series A Preferred Stock shall consist of 5,000,000 shares. The powers, preferences, rights, restrictions, and other matters relating to the Series A Preferred Stock are as follows:

1.	Dividends — The holders of Series A Preferred Stock shall be entitled to receive dividends as a class with the holders of Common Stock as if the Series A Convertible Preferred Stock were converted to Common Stock on the day immediately prior to the record date for such dividends. Each share of Series A Preferred Stock shall rank on a parity with each other share of Series A Preferred Stock with respect to dividends.

2.	Liquidation

(a)	In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $0.20 per share, as adjusted for any stock dividends, combinations or splits with respect to such shares

(b)	In the event of any liquidation dissolution or winding up of the Corporation, either voluntary or involuntary, and subject to the payment in full of the liquidation preferences with respect to the Series A Preferred Stock as provided in subparagraph (a) of this Section 2, the holders of the Common Stock shall be entitled to receive, prior and in preference to any further distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Preferred Stock by reason of their ownership thereof, the amount per share determined by dividing $1,000,000 by the aggregate number of shares of Common Stock entitled to receive such distribution and no more. Subject to the payment in full of the liquidation preferences with respect to the Series A Preferred Stock as provided in subparagraph (a) of this Section 2, if upon the occurrence of such event, the assets and funds thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then hold by them.

(c)	After payment to the holders of the Common Stock and the Series A Preferred Stock of the amounts set forth in Section 2(a) and (b) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any shall be distributed among the holders of the Common Stock and the Series A Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock then held by them.

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3.	Redemption — The Series A Preferred Stock may not be redeemed.

4.	Voting Rights

Except as set forth herein or as required under applicable law, the Series A Preferred Stock shall vote together with all other classes of stock of the Corporation as a single class on all matters submitted for approval to the stockholders of the Corporation. Except as otherwise provided in this Article 4, the aggregate number of votes to which the Series A Preferred Stock shall be entitled to vote is equal to the number of shares of Common Stock of the Corporation issued and outstanding at the time of such vote multiplied by 1.01 (the "Total Series A Vote"). The number of votes with respect to Series A Preferred Stock to which a holder of the Series A Preferred Stock is entitled to vote is equal to the Total Series A Vote multiplied by (i) the number of shares of Series A Preferred Stock held of record by such holder divided by (ii) the total number of Series A Preferred Stock issued and outstanding at the time of such vote. Except as required under applicable law or the Certificate of Formation, the total votes of a majority of the shares of all classes of stock of the Corporation entitled to vote on matters submitted for approval to the stockholders of the Corporation represented, in person or by proxy, at a meeting of shareholders, voting together as a single class, shall be required for the approval of any matter submitted to the stockholders of the Corporation including, but not limited to, the election of directors.

5.	Conversion

The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a)	Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, into the number of shares of Common Stock determined by multiplying ten by the number shares of Series A Preferred Stock submitted for conversion, rounded to the nearest whole share.

(b)	The number of shares into which the Series A Preferred Stock shall be converted shall be adjusted for any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by Stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the number of shares of Common Stock into which the Series A Preferred Stock shall be adjusted appropriately consistent with such dividend, right, subdivision or amalgamation.

(c)	If at any time or from time to time after the issue date of the Series A Preferred Stock, there is a capital reorganization of the Common Stock (other than as defined elsewhere herein or as relating to a recapitalization subdivision, combination, reclassification, exchange or substitution of shares) as part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled n such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof)

(d)	Mandatory Conversion of Series A Preferred Stock. If the holders of a majority of the Series A Preferred so vote, all of the shares of Series A Preferred Stock shall be converted to Common Stock.

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(e)	Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(f)	No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(g)	Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out if its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

6.	Restrictions and Limitations.

(a)	Transfer of Series A Preferred Stock. No person holding shares of Series A Preferred

Stock may transfer, and the Corporation shall not register the transfer of such shares of Series A Preferred Stock, whether by sale, assignment, exchange, gift, bequest, appointment or otherwise, except to a "Permitted Transferee." The term "Permitted Transferee" shall mean any trust that is established by the holder to whom the shares were initially issued (the "Original Holder") for estate planning purposes that provides for distribution to the Original Holder's beneficiaries of shares of Series A Preferred Stock upon the Original Holder's death, provided that the Original Holder retains voting control with respect to such shares of Series A Preferred Stock until his death. Any change in the Original Holder's voting control or voting control with respect to such Original Holder regarding such shares of Series A Preferred Stock so transferred shall automatically convert the Series A Preferred Stock to Common Stock as set forth in Section 5(a) hereof

(i)	If any shares of Series A Preferred Stock are acquired by any person who is not a Permitted Transferee, all shares of Series A Preferred Stock then held by such person shall be deemed, without further act on the part of any person, to be converted into shares of Common Stock as set forth in Section 5(s) hereof, and stock certificates formerly representing such shares of Series A Preferred Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock.

(ii)	Notwithstanding anything to the contrary set forth herein, the Original Holder may pledge his shares of Series A Preferred Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee; provided, however, that (i) the Original Holder at all times retains voting control with respect to such pledged shares until an event of foreclosure or similar action, and (ii) such shares shall not be transferred to or registered in the name of any such pledgee and shall remain subject to the provisions of this Section. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Series A Preferred Stock shall be deemed, without further act on the part of any person, to be converted into shares of Common Stock and transferred to the pledgee.

(iii)	Shares of Series A Preferred Stock shall be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. For this purpose, a "beneficial owner" of any shares of Series A Preferred Stock shall mean the Original Holder or a Permitted Transferee. The Corporation shall note or cause to be noted on the certificates for shares of Series A Preferred Stock, the existence of the restrictions on transfer and registration of transfer imposed by this Section 6.

7.	No Reissuance of Series A Preferred Stock

No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

This Certificate shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.

The Corporation has caused this Certificate to be duly executed and acknowledged by its undersigned duly authorized officer this 28th day of April 2009.

Viral Genetics, Inc. By: /s/ Haig Keledjian Haig Keledjian, Chief Executive Officer